                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))


[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ISOMET CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               Jerry W. Rayburn
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                              ISOMET CORPORATION
                             5263 Port Royal Road
                            Springfield, VA  22151



Notice of

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

June 1, 2000


     NOTICE IS HEREBY GIVEN THAT, the Annual Meeting of Stockholders of Isomet Corporation, a New Jersey Corporation (the "Corporation") will be held at the principal office of the Corporation, 5263 Port Royal Road, Springfield, Virginia, on Thursday, June 1, 2000, at 10:30 a.m., Eastern Standard Time, for the following purposes:


     1. To elect five (5) directors of the Corporation to serve for the term of one (1) year and until their respective successors have been elected and qualified; and

     2. To transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof. Management is not aware of any such other business.

     Only holders of record shares of Common Stock of the Corporation at the close of business on April 15, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders of the Corporation are invited to attend the annual meeting. Whether or not you plan to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed Proxy in the envelope to which no postage need be affixed if mailed in the United States. Any stockholder who chooses to attend and vote in person has the power to revoke his proxy at any time before it is used by giving written notice of such revocation to the Secretary of the meeting.



                                       By Order of The Board of Directors



                                       Jerry W. Rayburn
                                       Secretary

April 28, 2000
Springfield, Virginia

                              ISOMET CORPORATION
               5263 Port Royal Road, Springfield, Virginia 22151

                                PROXY STATEMENT

     The enclosed Proxy is being solicited by the Board of Directors of Isomet Corporation (the "Corporation) in connection with the Annual Meeting of Stockholders of the corporation to be held at the main office of the Corporation, on Thursday, June 1, 2000, at 10:30 a.m., Eastern Standard Time, and at any adjournment or adjournments thereof. Only record holders of shares of Common Stock, $1.00 par value ("Common Stock") of the Corporation at the close of business on April 15, 2000 will be entitled to notice of or to vote at the Annual Meeting or any adjournments of such meeting. On that date there were 1,927,590 shares of Common Stock outstanding and entitled to vote at the meeting.

     Any stockholder who executes and returns the enclosed form of proxy may revoke it at any time before it is voted by (i) submitting a duly executed proxy bearing a later date; (ii) giving written notice to the Secretary of the Corporation (Jerry W. Rayburn, Executive Vice President Finance and Secretary, Isomet Corporation, 5263 Port Royal Road, Springfield, Virginia 22151 or; (iii) by voting in person at the meeting. Unless so revoked, the shares represented by the proxy will be voted in accordance with the instructions specified therein at the Annual Meeting, if the proxy is properly executed and is received in time for voting. If no instructions are specified, the shares represented by the Proxy will be voted FOR all of the matters described herein.

     All expenses attributable to this solicitation will be borne by the Corporation. Further solicitation of Proxies may be made by telephone or in person by officers, directors and regular employees of the Corporation.

     The Corporation's Annual Report for the fiscal year ended December 31, 1999, is transmitted herewith. None of the statements or information in said Annual Report is intended or shall be construed to be part of the proxy soliciting material of the Corporation.

     The approximate mailing date of the Proxy Statement and accompanying form of Proxy is April 28, 2000.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     Stockholders are entitled to one vote for each share of Common Stock. However, in the election of directors, a stockholder has the right to cumulate his shares by giving one candidate as many votes as shall equal the number of directors to be elected, multiplied by the total number of shares or to distribute them, on the same principle, among any number of candidates as the stockholder wishes. There are no prerequisites to the exercise of these cumulative voting rights. Directors are elected by a plurality of votes cast. Persons named as proxies intend to cast votes equally among the five nominees for directors, but they reserve the right to cumulate and cast votes for less than all nominees or to distribute the votes among nominees at their discretion.

     The holders of forty percent (40%) of the common stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum for purposes of the Annual Meeting. Abstensions and broker non-votes are counted for purposes of establishing a quorum, but will have no affect on the outcome of the vote to elect directors.

     The following table sets forth as of February 29, 2000 the number of shares and percentage of outstanding Common Stock owned by (I) each person known to the Corporation to be the beneficial owner of more than 5% of the corporation's outstanding Common Stock, (ii) each director and director nominee who owns Common Stock and (iii) all directors and officers of the Corporation as a group. The address for the directors and officers is the same of the Corporation's address unless otherwise indicated.

                                                         Common Stock
                                                         ------------
  Name of                                Amount and Nature           Percent
Beneficial Owner                    of Beneficial Ownership/1/      of Class/2/
----------------                    --------------------------      -----------
Leon Bademian                                1,050                      .05
Director and Nominee

Jerry W. Rayburn                            15,000/3/                   .77
Officer, Director and Nominee

Lee R. Marks                                 2,333                      .12
Director and Nominee

Thomas P. Meloy                            131,103                     6.80
Director and Nominee
413 Jefferson Street
Morgantown, WV 26505

Henry Zenzie                               616,838/4/                 31.75
Officer, Director and Nominee

All Directors and Officers as a
Group (8 persons)                          782,924                    39.92

/1/Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned.

/2/Calculated on the basis of 1,927,590 shares of Common Stock outstanding at April 15, 2000, plus in the case of the individual option holder, additional shares of Common Stock deemed to be outstanding because such shares may be acquired within 60 days of that date through the exercise of outstanding options.

/3/Includes 15,000 shares that Mr. Rayburn has an option to acquire within 60 days of April 15, 1999.

/4/Includes 15,000 shares that Mr. Zenzie has an option to acquire within 60 days of April 15, 2000 and 93,060 shares as to which Mr. Zenzie, as Nominee under certain Nominee and Option Agreements dated as of March 9, 1993, shares investment power for a maximum term of ten (10) years, but holds no voting powers hereto. Pursuant to these agreements, Mr. Zenzie also has an option to immediately acquire 18,612 of such shares.

                             ELECTION OF DIRECTORS

     At the annual meeting of stockholders five (5) directors are to be selected to hold office until the next annual meeting or until their successors are elected and qualified. Should the nominees be unable to serve or refuse to serve as directors (an event that Management does not anticipate), proxies solicited hereunder will be voted for substituted nominees.

     The enclosed form of proxy provides a means for a stockholder to vote for one or more of the proposed nominees or to withold authority to vote for all of such proposed nominees. Each properly executed proxy received in time for the meeting will be voted as specified herein. If a stockholder executes and returns a proxy, but does not specify otherwise, the shares represented by such stockholder's proxy will be voted FOR each of the proposed nominees listed therein or should any one or more of such proposed nominees become unavailable, for another nominee or other nominees to be selected by the Board of Directors.

     THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES IDENTIFIED BELOW.

Identification of Directors and Nominees for Directors:

     The following table sets forth certain information regarding each director and nominee.

                                                      Position With                Director
          Nominee                          Age       The Corporation                Since
          -------                          ---       ---------------                -----
          Leon Bademian                     68       Director of Technology and      1981
                                                     Development and Director
          Lee R. Marks                      64       Director                        1987
          Thomas P. Meloy                   74       Director                        1977
          Jerry W. Rayburn                  59       Executive Vice President        1977
          Finance, Treasurer, Secretary              and Director
          Henry Zenzie                      70       President and Director          1968

Business Experience:

     The principal occupation of each director and nominee for the last five years and directorships held by each such person is as follows:

     Leon Bademian is Director of Technology and Development for the Corporation. Previously, Mr. Bademian was Executive Vice President, Operations and Technical Director for the Corporation.

     Lee R. Marks is a member of the law firm of Greenberg, Traurig. Previously, Mr. Marks was a member of the law firm of Ginsburg, Feldman and Bress, Chartered.

     Thomas P. Meloy, PhD is Benedum Professor, West Virginia University.

     Jerry W. Rayburn is Executive Vice President, Finance, Treasurer and Secretary of the Corporation.

     Henry Zenzie is President of the Corporation. He is also a private investor in Henry Zenzie & Company, Princeton, New Jersey. Prior to joining the Corporation as President in 1981, Mr. Zenzie was Senior Vice President of Prescott, Ball and Turben, New York, New York from 1978.

                             Family Relationships

      There are no family relationships between any director, executive officer or director nominee.


                Certain Relationships and Related Transactions

     The law firm of Greenberg, Traurig, of which Lee R. Marks, a Director and Nominee Director of the Corporation, is a member, received fees in fiscal 1999 for legal services rendered to the Corporation. It is anticipated that Greenberg, Traurig will continue to provide legal services to the Corporation, to be billed at the law firms usual hourly rates in 2000.


               Meetings and Committees of the Board of Directors

     The Board of Directors held two meetings in the fiscal year ended December 31, 1999. Lee R. Marks did not attend one of the meetings.

     The Board of Directors has an audit committee consisting of Lee R. Marks, Thomas P. Meloy and Jerry W. Rayburn. The audit committee held one meeting during the fiscal year ended December 31, 1999. The audit committee reviews the adequacy of the Company's internal controls and meets periodically with management and the independent auditors. The Board of Directors does not have standing nominating or compensation committees.

                            OTHER EXECUTIVE OFFICERS

     Set forth below is information concerning the execuutive officers of the Corporation who do not serve on the Board of Directors.

     Name                 Age     Position with the Corporation
     ----                 ---     -----------------------------
     Robert G. Bonner     52      Vice President Components Manufacturing

     Frank V. Hamby       62      Vice President Systems Manufacturing

     Delmar R. Rader      63      Vice President Product Engineering


     The above officers have held these positions for more than five (5) years.

                             EXECUTIVE COMPENSATION

(a) The following information is furnished with respect to the President of the Corporation and the other two (2) Executive Officers of the Corporation whose total annual salary and bonus during fiscal 1999 exceeded $100,000 (collectively the "Named Executive Officers").

(b)  Summary Compensation Table

                                                                    Long Term Compensation

                                        Annual Compensation    Awards                      Payouts
(a)                (b)    (c)           (d)         (e)        (f)            (g)            (h)     (i)
                                                    Other
Name                                                Annual     Restricted     Securites              All
And                                                 Compe      Stock          Underlying   LTIP      Other
Principal                 Salary        Bonus       ensation   Award(s)       Options/     Payouts   Comp
Position           Year   ($)           ($) (1)     ($)  (2)    SARs (#)      SAR's          ($)     ($)
---------------------------------------------------------------------------------------------------------------------------
Henry Zenzie       1999    76,294       -0-         -0-        -0-            15,000 (3)      -0-     -0-
President          1998    76,294       -0-         -0-        -0-            -0-             -0-     -0-
                   1997    76,294       -0-         -0-        -0-            -0-             -0-     -0-

Jerry Rayburn      1999   130,998       2,620       $25,000    -0-            15,000 (3)      -0-     -0-
Exec Vice          1998   127,000       2,540       -0-        -0-            -0-             -0-     -0-
President of       1997   123,566       2,471       -0-        -0-            -0-             -0-     -0-
Finance and
Treasurer

Leon Bademian      1999   123,769       2,475       $20,000    -0-            15,000 (3)      -0-     -0-
Director of        1998   138,403       2,768       -0-        -0-            -0-             -0-     -0-
Technology &       1997   138,403       2,768       -0-        -0-            -0-             -0-     -0-
Development

(1)  These amounts represent Corporation's annual contribution to 401(k) plan.
(2) These amounts represent loans from the Corporation which were converted to compensation.
(3)  Represents options to acquire shares of common stock.

                (c)  Option/SAR Grants in Last Fiscal Year Table

  The following table sets certain information concerning individual grants of stock options awarded to the Named Executive Officers during 1999.

                                                                              Potential Realizable
                                                                              Value at Assumed
                                                                              Annual Rates of
                        Number of                                             Stock Price Appreciation
                        Securities   Percent of                               for Option Term (1)
                        Underlying   Total          Exercise         Exp      -------------------
Name                    Options (2)  Options        Price/Shr (3)    Date     5%              10%
--------------------------------------------------------------------------------------------------
Henry Zenzie            15,000       9.52%         $2.00             8/5/09   $48,867         $77,811

Jerry Rayburn           15,000       9.52%         $2.00             8/5/09   $48,867         $77,811

Leon Bademian           15,000       9.52%         $2.00             8/5/09   $48,867         $77,811

(1) The potential realizable value portion of the foregoing table illustrates value that might be received upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the terms of the options.
(2)  Options to acquire shares of Common Stock.
(3) The exerxise price equaled the fair market value of the Common Stock on the date of grant.

            (d) Aggregated Option/SAR Exercises in Last Fiscal Year
                   and Fiscal Year End Option/SAR Value Table

(a)                 (b)                  (c)           (d)                        (e)
                                                       Number of
                                                       Securities                 Value of
                                                       Underlying                 Unexercised
                                                       Unexercise                 In-the-Money
                                                       Options/SAR's              Options/SAR's
                                                       at FY-End (#)              at FY-End($)(1)
                    Shares Acquired        Value
Name                on Exercise (#)      Realized ($)  Exercisable/Unexercisable  Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------------------------
Henry Zenzie            -0-                -0-         15,000/-0-                     19,650 (2)/-0-

Jerry W. Rayburn        -0-                -0-         15,000/15,000                  26,850 (3)/19,650 (2)

Leon Bademian           -0-                -0-         -0-/15,000                     -0-/19,650 (2)

Robert Bonner           -0-                -0-         3,500/15,000                   6,265 (3)/19,650 (2)

Frank Hamby             -0-                -0-         -0-/15,000                     -0-/19,650 (2)

Delmar R. Rader         -0-                -0-         -0-/15,000                     -0-/19,650 (2)

(1) Closing price on December 31, 1999 was above the exercise price for exercisable option shares.
(2) December 31, 1999 closing stock price was $3.31 per share. Option price is $2.00 per share.
(3)  Option price is $1.52 per share.

(e)  Long-Term Incentive Plans - Awards in Last Fiscal Year

     None.  The Corporation does not maintain any long-term incentive plan.

(f)  Defined Benefit or Actuarial Plan Disclosure - Pension Plan Table

     Not applicable.

(g)  Compensation of Directors

     The Corporation does not pay director's fees.

(h) Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     Termination of Employment Arrangement: Effective as of June 1, 1994, the Corporation entered into a severance agreement with Jerry W. Rayburn. The terms of the severance agreement provides that in the event the Corporation terminates the executive's employment with the Corporation for any reason, the executive shall be entitled to receive severance pay equal to twelve months compensation based upon his then annual base salary only (i.e., exclusive of any bonus or other compensation), but in no event shall the severance pay be less than the total amount of $123,573, his annual base salary in effect as of the effective date of the severance agreement.
     Based upon the foregoing, the executive will not be entitled to severance in the event he voluntarily terminates his employment with the Corporation (which by way of illustration, but not limiation, includes death, disability, retirement or resignation). The severance agreement provide that the severance pay shall be paid in twelve equal monthly installments commencing one month after the Corporation terminates the executive's employment with the Corporation, provided however, that the Corporation can within it's sole discretion prepay all or any part of such severance pay. The severance agreement also contain covenants restricting the executive from engaging in competing businesses or certain conduct with the Corporation's vendors; requiring the executive to return all Corporation owned materials and equipment; prohibiting the disclosure of confidential information of the Corporation; and requiring the executive to assist the Corporation in acquiring intellectual property rights in any invention the executive may have made or conceived while employed by the Corporation.
     The severance agreement also provides for injunctive relief as well as other remedies for breach.

     Employee Contracts: In 1998, Leon Bademian, previously Executive Vice President of Operations, assumed the position of Director of Technology and Development under a three year employment agreement with the Corporation dated July 21, 1998. The agreement specifies compensation at $138,403 for the first year and decreasing by 25% in the second year and 25% in the third year. The agreement also contains covenants restricting the executive from engaging in competing businesses or certain conduct with the Corporation's vendors; requiring the executive to return all Corporation owned materials and equipment; prohibiting the disclosure of confidential information of the Corporation; and requiring the executive to assist the Corporation in acquiring intellectual property rights in any invention the executive may have made or conceived while employed by the Corporation.
     The severance agreement also provides for injunctive relief as well as other remedies for breach.

     (i)  Report on Repricing of Options/SARs

          None. The Corporation did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the named executive officers during the last fiscal year.

     (j) Additional information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     In 1999, four of the Corporation's directors participated in deliberations and decisions regarding executive officer compensation. They were Mr. Zenzie, Mr. Bademian, Mr. Rayburn and Mr. Marks.

(k)  Board Compensation Committee Report on Executive Compensation

     Not applicable.

(l)  Performance Graph

     Not applicable.


                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Corporation's directors, officers and persons who own more than ten percent of the Common Stock of the Corporation, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Common Stock.

     Directors, officers and greater then ten percent holders are required by the SEC regulation to furnish the Corporation with copies of all Section 16(a) reports they file. To the Corporation's knowledge, except as noted below, based solely on review of the copies of the above mentioned reports furnished to the Corporation and written representations regarding all reportable transactions, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its directors and officers and greater than ten percent beneficial owners were complied with on time. Leon Bademian filed one Form 4 report late reflecting a sale of Common Stock of the Corporation.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has responsibility for selecting its independent auditors and engaged the firm of Aronson, Fetridge & Weigle, Certified Public Accountants, for the current calendar year. The Corporation has requested that a representative of Aronson, Fetridge & Weigle be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if he desires to do so and is expected to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholders wishing to submit a proposal for action at the 2001 Annual Meeting of Stockholders, pursuant to and in accordance with the requirement of Securities and Exchange Commission Regulation 240.14a-8, must present the proposal in writing to the Corporation no later than December 27, 2000.

                                 OTHER MATTERS

     At the date of this Proxy Statement the Corporation does not know of any business to be presented for consideration at the Annual Meeting other than stated in the Notice of such meeting. It is intended, however, that the persons authorized under management proxies may, in the absence of instruction to the contrary, vote or act in accordance with their best judgement with respect to any other proposal presented for action at such meeting.

                            REPORTS TO STOCKHOLDERS

     A copy of the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1999, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request therefor to Jerry W. Rayburn, Executive Vice President, Finance, Isomet Corporation, Springfield, Virginia 22151.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Jerry W. Rayburn
                                    Secretary

April 28, 2000
Springfield, Virginia

                              ISOMET CORPORATION



                              1999 ANNUAL REPORT

Isomet, founded in 1956, is headquartered in Springfield, Virginia with an operating subsidiary in the United Kingdom. The Company designs and manufactures acousto-optic laser control materials, components and electronics for information handling, telecommunications and other applications. It also produces high resolution digital color scanners, film recorders, laser plotters and related equipment for color image reproduction markets.



                              FINANCIAL HIGHLIGHTS

                                     1999        1998     % of Change
                                  -----------------------------------

Revenue                           $7,017,000  $9,413,000          -25

Net Income                        $1,067,000  $1,199,000          -11

Number of Shares of Common
    Stock and Common Stock
    Equivalents Outstanding        1,944,000   1,970,000           -1

Diluted Net Income Per Share      $      .55  $      .61          -10

Inventory December 31             $4,261,000  $3,786,000          +13

Working Capital                   $7,153,000  $6,308,000          +13

Current Ratio                         6.70:1      5.46:1            -

Number of Employees                       51          49           +4

Revenue Per Employee              $  137,600  $  192,100          -28

New Orders                        $7,159,000  $9,606,000          -25

Unfilled Orders at 12/31          $3,577,000  $3,327,000           +8

To Shareholders and Employees

     We ended 1999 on a strong note with revenues and profits increasing from the prior two quarters. With the solid fourth quarter results we generated $7 million in revenue for the year and net income of about $1.1 million or $.55 per share. Deliveries to Polaroid Graphics Imaging picked up in the fourth quarter and increased shipments of components also contributed to the improved last quarter. In addition, a material follow-on agreement was completed in December for the laser plotter component of the PolaProof 2230 Digital Halftone Proofing System. It calls for shipments extending into 2001. New orders received in 1999 totaled approximately $7.2 million with year-end backlog at $3.6 million. This backlog does not include purchase orders against the new December 1999 plotter agreement; these will occur in the first quarter of 2000.

     Recently we have been experiencing a broadening of interest in Isomet's products, technology and capabilities. We carefully sell and service customers worldwide who are purchasing prototypes for research purposes, including commercial companies, universities and national laboratories. At times, customers require special designs to fulfull their needs. We focus on those applications that have the greatest chance to go into production and we assiduously pursue those programs whether they are components, subsystems or systems.

     In 1999 significant progress was made for products supplied to the fiber-optic and biotech industries. For the first time Isomet became involved in the rapidly developing telecom's need for increased bandwidth, which is expected to double every 10-12 months. We are supplying product that is incorporated into components used in Dense Wavelength Division Multiplexing (DWDM) and we are endeavoring to expand our participation in this exciting field. We have increased our exposure in the biotechnology and related health care field by supplying devices and technology covering an increasing number of applications. This includes products used in the field of analytical instrumentation and confocal and fluoresence microscopy. We look to the fiber-optic and biotech industry for growth.

     In our search for new markets and applications, we increased our marketing efforts. For the first time we exhibited at the Photonics West show in February 2000. This was an applications show which produced a number of new potential customers and opportunities for us. This participation is in addition to our usual CLEO attendance scheduled for May 2000. We also increased our direct customer contact worldwide and participated in technical seminars. As a result of the expanded activity, customer visits to Isomet are increasing.

     Financially we ended the year with over $2 million in liquid funds. Long term debt is rapidly being paid off and for the near term we expect our cash flow to take care of our capital needs. However, this could change if volumes continue to rise and if the need for additional equipment and facilities develops. It is noteworthy that in 1999 we issued stock options to eleven members of management covering 157,500 common shares.

     We believe 2000 will be a year of growth as our established component and systems base points to higher shipment levels. Our ability to continue this growth is dependent on how rapidly our new markets develop.

                                             Henry Zenzie
                                             President


This letter contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements.

                      Management's Discussion and Analysis
                      ------------------------------------


Revenue

     Consolidated net revenue in 1999 totaled $7,017,000, a decrease of $2,396,000 from $9,413,000 in 1998. The following table reflects the sales and total revenue comparisons for both years by product line and operating entity:

                                                  1999
Components           1999        1998     Increase/(Decrease)
-------------------------------------------------------------

Isomet US (1)     $2,379,000  $2,760,000         $  (381,000)
Isomet UK            910,000   1,551,000            (641,000)
                  ------------------------------------------

Total:            $3,289,000  $4,311,000         $(1,022,000)

Systems
-------

Isomet US (1)     $3,531,000  $4,953,000         $(1,422,000)
Isomet UK             83,000      62,000              21,000
                  ------------------------------------------
Total:            $3,614,000  $5,015,000         $(1,401,000)

Total Sales:      $6,903,000  $9,326,000         $(2,423,000)

Other Income         114,000      87,000              27,000
                  ------------------------------------------

Total Revenue:    $7,017,000  $9,413,000         $(2,396,000)

(1) - Includes sales to foreign countries other than in Europe.



     As shown above, the net sales decrease in 1999 of $2,423,000 is composed of a decrease in systems sales of $1,401,000 and a decline in components of $1,022,000. A lower level of shipments of laser plotters to Polaroid Corporation caused the systems decrease in 1999. Component deliveries declined in 1999 due, primarily, to a decrease in demand from customers in the semiconductor industry and lower demand from European customers.

Costs and Expenses

     On a consolidated basis, the Company had net earnings in 1999 of $1,067,000 or $.55 per share (diluted). This compares to a net income in 1998 of $1,199,000 or $.62 per share (diluted).

1. The cost of sales percentage decreased in 1999 to 57.1% from 66.6% in 1998. However, resultant gross profit decreased by approximately $154,000 in 1999. The decrease in the cost of sales percentage is due, primarily to the following:

     1. Improvement in manufacturing efficiency for systems products in 1999 vs. 1998.

     2. A more favorable mix in sales of components in 1999 of acousto-optic devices that traditionally produce higher margins.

2. Selling and G & A expenses in 1999 increased by $9,000 from 1998. As a percentage of revenue, these expenses increased to 18.9% from 14.0% in 1998.

3. Interest expense declined in 1999 to $53,000 from $85,000 in 1998, as the Company continued to reduce its borrowing level.

4. Expensed product development and improvement costs were $141,000 in 1999 compared to $3,000 in 1998. The 1999 effort was primarily directed to new acousto-optic component designs and improvement of existing units.

5. For the two years ended December 31, 1999, the Company's revenue and cost of sales were not significantly impacted by the effects of inflation. In addition, the Company's sales and costs have not been materially affected by changing prices due to inflation. Lower unit sales prices, however, have been experienced in the systems product line due to competitive pressures.


Foreign Exchange Risks

     In 1999 $1,683,000 of the $6,903,000 Company total sales were to customers in foreign countries, primarily Japan and Europe. From the United States, all sales to foreign customers are invoiced in US dollars. The Company's operating subsidiary in the United Kingdom imports products from the Parent Company and resells to customers in various European countries; the majority of these sales are in US dollars. As a result, the Company's foreign currency risks are limited to pound sterling - US dollar relationship, which has been relatively stable over time. Consequently, the Company has not had and does not expect to have a material exposure to foreign exchange risks.

Liquidity and Capital Resources

     Combined cash and investment balances on December 31, 1999 of $2,190,000 is a $763,000 increase from the previous year. The major elements constituting this improvement are as follows:

1.   Operating Activities
     --------------------

     Increase in Inventories                $ (475,000)
     Decrease in Accounts Receivable           300,000
     Net Income                              1,067,000
     Decrease in Refundable Income Taxes       233,000
     Depreciation and Amortization              69,000
     Increase in Income Taxes Payable          161,000
     Decrease in Accounts Payable             (158,000)
     Other                                      21,000     $1,218,000
                                            ----------

2.   Investing Activities
     --------------------

     Purchase of Property and Equipment                      (124,000)

3.   Financing Activities
     --------------------

     Repayment of Debt                                       (339,000)

4.   Exchange Rate Effect                                       8,000
     --------------------                                  ----------


          Total:                                           $  763,000


     The Company has no material commitments for capital expenditures as of December 31, 1999 and accordingly, no funds from sources other than internally generated funds are considered necessary.

     A summary of working capital and order backlog over the Company's 1999 fiscal year by quarterly period is as follows:

                          3/31/99     6/30/99     9/30/99    12/31/99
                       ----------  ----------  ----------  ----------
Current Assets         $7,601,000  $7,392,000  $7,806,000  $8,409,000
Current Liabilities     1,047,000     914,000   1,274,000   1,256,000
                       ----------  ----------  ----------  ----------
Working Capital        $6,554,000  $6,478,000  $6,532,000  $7,153,000

Order Backlog          $1,577,000  $1,370,000  $2,970,000  $3,577,000
                       ----------  ----------  ----------  ----------

Bank Arrangements

     Pursuant to the Nations Bank loan agreement extension of April 1, 1998, the Company paid $240,000 of principal in 1999. According to the provisions of the agreement, the Company was in compliance with all terms, conditions and operating ratios. The two notes that constitute the debt to Nations Bank continue to be payable in monthly installments of $8,000 and $12,000 respectively and will be fully repaid in May 2000 and June 2002 respectively. The interest rate applicable to both notes is the Bank's prime rate plus .5%.

     In 1999, the Company also renewed a $750,000 revolving line of credit agreement with Nations Bank, which is available through June 30, 2000, with interest at the Euro dollar daily floating rate, plus 2.95%. The Company did not utilize this line in 1999.


Working Capital

  In 2000, additional working capital, if required, is expected to be generated from operations.

Revenue

     Total Revenue for 1999 and 1998 was distributed as follows:


                                                             1999             %           1998                   %
                                                             --------------------------------------------------------
Commercial Sales
    Foreign                                                  $1,683,000       24.0        $2,627,000              27.9
    Domestic                                                  5,168,000       73.6         6,642,000              70.6
Government Sales Direct                                          52,000         .7            57,000                .6
Interest and Other Income                                       114,000        1.7            87,000                .9
                                                             ---------------------------------------------------------
    Total Revenue:                                           $7,017,000      100.0        $9,413,000             100.0

Cost and Expenses

  An analysis of costs and expenses as a percentage of revenue is shown below:

                                                                              1999          1998
                                                                              ----          ----

Revenue                                                                       100.0%        100.0%
Cost and Expenses
     Cost of Sales                                                             56.2          66.0
     Selling, General and Admin                                                18.9          14.0
     Product Development                                                        2.0             -
     Interest                                                                    .8            .9
                                                                              -------------------
     Total Cost and Expenses:                                                  77.9          80.9
Income Before Tax                                                              22.1          19.1
Income Tax                                                                     (6.9)         (6.3)
                                                                              -------------------
     Net Income                                                                15.2%         12.8%

Selected Financial Data
For the Years Ended December 31,

                                                 1999             1998              1997              1996              1995
                                                 ----------       ----------        ----------        ----------        -----------
Revenue                                          $7,017,000       $9,413,000        $8,653,000        $5,804,000        $4,800,000
Net Income (Loss)                                $1,067,000       $1,199,000        $1,331,000        $  682,000        $  (44,000)
Weighted Avg #
 Shares Outstanding                               1,944,000        1,970,000         1,971,000         1,949,000         1,906,000
Income (Loss) Per
 Share (Diluted)                                 $      .55       $      .61        $      .68        $      .35        $     (.02)
Working Capital                                  $7,153,000       $6,308,000        $5,263,000        $4,095,000        $3,595,000
Total Assets                                     $8,752,000       $8,014,000        $7,189,000        $6,201,000        $4,991,000
Long Term
 Liabilities                                     $  210,000       $  388,000        $  637,000        $  876,000        $1,122,000
Stockholders'
 Equity                                          $7,287,000       $6,212,000        $4,955,000        $3,588,000        $2,901,000

                             CORPORATE INFORMATION



Corporate Headquarters:  5263 Port Royal Road, Springfield, Virginia 22151
                         Tel: 703-321-8301  e-mail:  isomet@isomet.com
                         Fax: 703-321-8546  Web Site: http://www.isomet.com

Officers:                Henry Zenzie - President
                         Robert G. Bonner - Vice President, Components Mfg
                         Frank V. Hamby - Vice President, Systems Mfg
                         Delmar R. Rader - Vice President, Product Engineering
                         Jerry W. Rayburn - Executive Vice President, Finance,
                         Treasurer and Secretary

Transfer Agent:          ChaseMellon Shareholder Services
                         One Mellon Bank Center, 500 Grant Street, Room 2122
                         Pittsburgh, PA  15258

General Counsel:         Greenberg Traurig
                         1750 Tysons Boulevard, 12th Floor
                         Tysons Corner, VA  22102

Directors:               Leon Bademian - Director Technology and Dev, Isomet
                         Lee R. Marks - Member, Greenberg Traurig, Tysons
                         Corner, VA
                         Thomas P. Meloy - Benedum Professor, West VA University
                         Jerry W. Rayburn - Exec Vice President, Finance, Isomet
                         Henry Zenzie - President, Isomet, Private Investor,
                              Henry Zenzie and Co., Princeton, New Jersey

Auditors:                Aronson, Fetridge & Weigle
                         700 King Farm Boulevard, Rockville, MD  20850


Market Information:      The Company's common stock trades on the Nasdaq
                         Smallcap Market (SM) tier of the Nasdaq Stock Market
                         (SM) under the symbol IOMT.

                         Closing Prices       High     Low
                         ---------------------------------

                         1997                 7.00     1.50
                         1998                 5.88     2.38
                         1999                 4.31     1.63

10K Report:             A copy of Isomet's annual report on form 10-KSB for the
                        fiscal year ended December 31, 1999, including financial statements and schedules, as filed with the Securities
                        Exchange Commission, will be provided without charge to those stockholders who request one.

Write:                  Executive Vice President, Finance
                        Isomet Corporation, 5263 Port Royal Road
                        Springfield, Virginia 22151

Operating Subsidiary:   Isomet UK, Ltd., 18 John Baker Close, Llantarnam
                        Industrial Park, Cwmbran Gwent NP44 3AX United Kingdom
                        Tel: (44) 16338-72721    Fax: (44) 16338-74678


                        Representatives and Distributors

Components:             Isramex, 16 Hazaz Street, Tel-Aviv 69407 Israel
Tel: (972) 3-6474440    Fax: (972) 3-6473773

                        Indeco, Inc., 11-14 Kasuga, 1-Chome Bunkyo-Ku, Tokyo 112 Japan
                        Tel: (03) 3818-4011      Fax: (03) 3818-4015

                        BFI Optilas B.V., P.O. Box 222, 2400 AE Alphen A/D, Rijn Huygensweg, Holland
                        Tel: (31) 1720-31234     Fax: (31) 1724-43414

                        BFI Optilas GmbH, Postfach 1464, D82170, Pucheim
                        Germany
                        Tel: (49) 8989-013522    Fax: (49) 89800-2561

                        BFI Optilas SA,Isabel Colbrand 64A, 28050 Madrid,
                        Spain
                        Tel: (34) 135-88611      Fax: (34) 135-89271

                        BFI Optilas, Ltd., Mill Square, Featherstone Road, Wolverton Mill South, Milton Keynes MK12 5ZY Buckinghamshire, England
                        Tel: (44) 1908-326326    Fax: (44) 1908-221110

                        BFI Optilas SA, 4 Allee Du Cantal, ZI LaPetite Montagne, Sud LISSES 91010 Evey Cedex, France
                        Tel: (33) 1-6079-8943    Fax: (33) 1-6079-8901

                        BFI Optilas, Chaussee de Charleroi 95, B-6060 Charleroi, Belgium
                        Tel: (32) 714-88448      Fax: (32) 714-88444

                        BFI Optilas,Hedelykke, Hovedgaden 451K, DK2640 Hedehusene, Denmark
                        Tel: (45) 46559999       Fax: (45) 46559998

                        Crisel Instruments SRL, Clivo di Cinna, 196-00136 Rome, Italy
                        Tel: (396) 354-02933     Fax: (396) 354-02879

PROXY

                              ISOMET CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lee R. Marks and Jerry W. Rayburn as Proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated hereon all the shares of common stock of Isomet Corporation held on record by the undersigned on April 15, 2000, at the annual meeting of shareholders to be held on Thursday, June 1, 2000, or any adjournment thereof.

                          (Continued on reverse side)

                             FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner herein by the undersigned stockholder.                Please mark
If no direction is made, this proxy will be voted For proposal 1.                                                  your vote as   X
                                                                                                                   indicated in
                                                                                                                   this sample

1. ELECTION OF DIRECTORS                           Leon Badermian, Lee R. Marks, Thomas P. Meloy, Jerry W. Rayburn and Henry Zenzie

       FOR all nominees               WITHHOLD     (INSTRUCTION: To withhold authority to vote for any individual nominee, write
      listed to the right             AUTHORITY    that nominee's name on the line provided below.)
     (except as marked to          to vote for all
       the contrary)               nominees listed _________________________________________________________________________________
                                   to the right

          [__]                          [__]

                                                                  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

2. In their discretion, the Proxies are authorized to             __________________________________________________________________
   vote upon such other business as may properly
   come before the meeting.                                       __________________________________________________________________
                                                                                                Signature

                                                                  Dated:  ____________________________________________________, 2000
                                                                  When shares are held by tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                  __________________________________________________________________
                                                                                        Signature if held jointly

                                                                  Dated:  ____________________________________________________, 2000
                                                                  PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE
                                                                  ENCLOSED ENVELOPE

                                                     . FOLD AND DETACH HERE .